As Filed with the Securities and Exchange Commission on May • , 2003, Commission File No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, DC, 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUINCY RESOURCES INC.
(Name of small business in its charter)
Nevada	1400	98-0218264
(State or Other Jurisdiction of Organization	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
309 Center Street, Hancock, MI, 49930 USA (906) 370-4695
(Address and telephone number of principal executive offices and principal place of business)

Daniel Farrell
Chief Executive Officer
Quincy Resources, Inc.
309 Center Street,
Hancock, MI, 49930 USA
(906) 370-4695
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles A. Cleveland
Charles A. Cleveland, P.S.
Suite 304, 1212 North Washington
Spokane, Washington 99201-2401

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Share [1][2]	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,691,584 shares	$0.25	$672,896	$54.44

[1] Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"). Estimated solely for the purposes of calculating the registration fee. Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to Quincy Resources shareholders in a private placement memorandum. The price of $0.25 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or the "Pink Sheets" at which time the shares may be sold at prevailing market prices or privately negotiated prices.

[2] There is no public market for Quincy Resources, Inc. securities

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

QUINCY RESOURCES, INC.
Cross Reference Sheet Required by Item 501(b) of Regulation S-K

FORM S-3 ITEM NUMBER AND CAPTION	CAPTION IN PROSPECTUS
1. Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus
2. Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus
3. Summary, Information, Risk Factors and Ratio of Earnings to Fixed Charge	Not Applicable
4. Use of Proceeds	Not Applicable
5. Determination of Offering Page	Not Applicable
6. Dilution	Not Applicable
7. Selling Security Holders	Sales by Selling Shareholders
8. Plan of Distribution	Cover Page of Propsectus and Sales by Selling Shareholders
9. Description of Securities to be Registered	Grant of Stock Bonus; and Sales by Selling Shareholders
10. Interest of Named Experts and Counsel	Not Applicable
11. Material Changes	Not Applicable
12. Incorporation of Certain Information by Reference	Incorporation of Certain Information by Reference
13. Disclosure of Commission Position on Indeminification or Securities Act Liabilities	Indemnification

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY • , 2003

Prospectus

QUINCY RESOURCES INC.
2,691,584 Shares of Common Stock
($0.001 par value per share)

We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will not receive any proceeds from such sale. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

Before this offering, there has been no public market for the common stock and our common stock is not currently traded on any exchange or quotation system.

Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May • , 2003.

We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these shares of common stock. This prospectus is not an offer to sell any security other than these shares of common stock and it is not soliciting an offer to buy any security other than these shares of common stock. This prospectus is not an offer to sell these shares of common stock to any person and it is not soliciting an offer from any person to buy these shares of common stock in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these shares of common stock are offered or sold on a later date.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	6
FORWARD-LOOKING STATEMENTS	6
SUMMARY	7
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
USE OF PROCEEDS	13
PLAN OF DISTRIBUTION	13
SELLING STOCKHOLDERS	15
OUR BUSINESS	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS	26
OUR PROPERTY	29
DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS	29
EXECUTIVE COMPENSATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
DESCRIPTION OF SECURITIES	34
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
LITIGATION	37
INDEMNIFICATION	37
LEGAL MATTERS	38
EXPERTS	38
GLOSSARY OF CERTAIN TERMS	38
CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS	39
FINANCIAL STATEMENTS	39

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

- the statements discuss our future expectations;

- the statements contain projections of our future earnings or of our financial condition; and

- the statements state other "forward-looking" information.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed elsewhere, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

- metals prices and price volatility;

- amount of metals production;

- costs of production;

- remediation, reclamation, and environmental costs;

- regulatory matters;

- cash flow;

- revenue calculations;

- the nature and availability of financing; and

- exploration risks.

Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our common stock could decline and you may lose all or part of your investment. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including the "Risks Factors" section and the remainder of the prospectus, before making an investment decision. In this prospectus we refer to Quincy Resources, Inc. as "Quincy," "we," "our" and "us."

Quincy Resources, Inc.

Quincy Resources is a Nevada Company engaged in the exploration of mineral properties.

We were organized for the purpose of acquiring and developing mineral natural resource properties. To date, we have acquired three mineral claims, with unknown mineralization: the Quincy Property, the Silver Bow Property and the AG Property.

We have also acquired a natural resource mineral database known as the Atlas Database which contains information developed by Atlas Minerals Inc. during the period 1982 through 1987 relating to mineralized material in the western United States. We intend to utilize the Atlas Database to further our stated business objective of acquiring and developing mineral natural resources properties.

Since commencing operations in 1999, we have not generated any revenue from mining operations, and we have funded our operations primarily through the private sale of equity securities, and the proceeds of loans. We will need to raise additional funds in the future to continue our operations.

Our administrative office is located at 309 Center Street, Hancock, Michigan 49930, telephone number (906) 370-4695. Our fiscal year end is April 30.

The Offering

The selling stockholders are offering for resale 2,691,584 shares of our common stock that they currently own. We will not be involved in the offer and sale of these shares other than registering such shares pursuant to this prospectus.

We are not listed for trading on any stock exchange or an automated quotation system.

SUMMARY FINANCIAL DATA
Statement of Expenses Data:	Date of Inception May 5,1999 to April 30, 2002 (Audited) $	Date of Inception May 5, 1999 to January 31, 2003 (Unaudited) $
Revenue Net Losses Total Operating Expenses General Exploration General and Administrative Balance Sheet Data:	Nil 64,826 64,826 5,957 58,869 As of April 30, 2002 (Audited)	Nil 100,932 100,932 10,957 89,975 As of January 31, 2003 (Unaudited)
Cash Total Assets Total Liabilities Stockholders Equity (deficit)	41 41 19,817 (19,776)	70,229 70,230 40,111 (30,119)

RISK FACTORS

An investment in our shares being offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks that we do not know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.

We expect to continue to incur future operating losses and may never achieve profitability.

We have never generated revenue from mining operations, and we have incurred significant net losses in each year since inception. Our net loss since inception to January 31, 2003 is $100,932. We expect to continue to incur substantial additional losses for the foreseeable future, and we may never become profitable. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate a profitable mineral property, our ability to generate revenues and our ability to reduce exploration stage costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Our audited consolidated financial statements for the year ended April 30, 2002 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditor has indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

We must raise capital to continue our operations, and if we fail to obtain the capital necessary to fund our operations, we will be unable to continue our exploration efforts and may have to cease operations.

At January 31, 2003, our cash and cash equivalents, including short-term investments, were $70,229. We believe these cash, cash equivalents and investments, in addition to the $48,812.50 gross proceeds from the private placements completed in April, 2003 and the reduction in our liabilities arising from the debt settlement with our President in the amount of $37,000 also completed in April, 2003, will be sufficient to meet our current operating and capital requirements for at least the next 12 months. However, we have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will have undertaken further exploration efforts over the next 12 months without any significant staff or other resources expansion. To the extent we pursue further exploration efforts or acquire additional mining properties, we will need to raise additional capital to fund clinical development costs. For the year ended April 30, 2002 and the nine-month period ended January 31, 2003, net cash used for operating activities was $41 and $42,610, respectively. Our future liquidity and capital requirements will depend on many factors, including timing, cost and progress of our exploration efforts, our evaluation of, and decisions with respect to, our strategic alternatives, and costs associated with the regulatory approvals. If it turns out that we do not have enough money to complete our exploration programs, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money, and can't raise it, we will have to suspend or cease operations.

We believe that additional financing will be required in the future to fund our operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our exploration efforts or any property acquisitions or be forced to cease operations. Any additional equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements may require us to relinquish our rights to certain of our mining claims.

Our exploration efforts may be affected by metals price volatility.

We have no earnings. However, the success of any exploration efforts is derived from the price of silver, gold, lead and zinc. Silver, gold, lead and zinc prices fluctuate widely and are affected by numerous factors including:

- expectations for inflation;

- speculative activities;

- relative exchange rate of the U.S. dollar;

- global and regional demand and production;

- political and economic conditions; and

- production costs in major producing regions.

These factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs for a sustained period of time, we will experience additional losses and may have to discontinue exploration efforst at one or more of our properties.

The volatility of metals prices may adversely affect our exploration efforts.

Our ability to find and potentially develop mineralized areas in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals decline, it may not be economically feasible for us to continue exploration of some of our properties.

Our mineral exploration efforts may not be successful.

Mineral exploration, particularly for silver and gold, is highly speculative. It involves many risks and is often nonproductive. Even if we find a valuable deposit of minerals, it may be several years before production is possible.

During that time, it may become economically unfeasible to produce those minerals. Establishing ore reserves requires us to make substantial capital expenditures and, in the case of new properties, to construct mining and processing facilities. As a result of these costs and uncertainties, given our current financing, we will not be able to develop any mineralized areas.

We have no known mineral reserves and if cannot find any we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we continually seek to find new properties. In addition, there is a limited supply of desirable mineral lands available in the United States where we would consider conducting exploration activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be defective.

Unpatented mining claims constitute a significant portion of our undeveloped property holdings. The validity of these unpatented mining claims is often uncertain and may be contested. In accordance with mining industry practice, we do not obtain title opinions. Therefore, while we have attempted to acquire satisfactory title to our undeveloped properties, some titles may be defective.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including:

- environmental hazards;

- political and country risks;

- industrial accidents;

- labor disputes;

- unusual or unexpected geologic formations;

- cave-ins;

- explosive rock failures; and

- flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

- damage to or destruction of mineral properties or producing facilities;

- personal injury;

- environmental damage;

- delays in exploration efforts;

- monetary losses; and

- legal liability.

We have no insurance against any of these risks. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

Because we are small and do not have much capital, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests in our properties. In particular, we will not:

- devote the time we would like to exploring our properties;

- spend as much money as we would like to exploring our properties.

- rent the quality of equipment we would like to have for exploration; and

- have the number of people working on our properties that we would like to have.

By limiting our operations, it will take longer to explore our properties. There are other larger exploration companies that could and probably would spend more time and money exploring the properties that we have acquired.

We will have to suspend our exploration plans if we do not have access to all our supplies and materials we need.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, like dynamite, and equipment like bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after we have conducted preliminary exploration activities on our properties. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We face substantial governmental regulation and environmental risks.

Our business is subject to extensive federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties.

We maintain no reserves for environmental costs. Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We have no financial assurances in the form of surety bonds.

Three of our officers and directors have conflicts of interest in that they are officers and directors of other mining companies.

Three of our officers and directors have conflicts of interests in that he is an officer and director of other mining companies. In the future, if we decide to acquire a mining property, which is also sought by one of the companies which either Messrs. Skimming, Utterback or Cullen are officers or directors of, a direct conflict of interest could result.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We may conduct further offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If we decide to raise money or conduct further offerings in the future your shareholdings will be diluted.

There is no public trading market for our common stock and you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

Because our common stock is penny stock, you may not be able to resell our shares.

Our common stock is defined as "penny stock" under the Securities Exchange Act of 1934, and its rules. As a result, you may be unable to resell our shares. This is because the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than accredited investors. As a result, fewer broker-dealers are willing to make a market in our stock.

You may not be able to sell the stock you purchase in this offering on terms you consider reasonable.

Quotations for our securities are not presently available on any listing or quotation service. As of the date of this prospectus we do not have a market maker and we have not submitted any material to the NASD to have our securities quoted on the OTCBB. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Even with a market maker, factors such as the limited size of the offering means that there can be no assurance of an active and liquid market for the common stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of common stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

Our stock price is likely to be volatile and could result in substantial losses for investors purchasing shares in this offering.

The stock market has experienced extreme volatility in recent years and may continue to do so in the future. We cannot be sure that an active public market for our stock will develop or if an active market should develop that it would continue after this offering. Investors may not be able to sell their stock at or above our initial public offering price, if at all. The price for our stock following this offering will be determined in the marketplace and may be influenced by many factors, including the following:

- variations in our financial results or those of companies that are perceived to be similar to ours;

- changes in earnings estimates by industry research analysts for our company or for similar companies in the same industry;

- investors or other market participants perceptions of us; and

- general or regional economic, industry and market conditions.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our managements attention and resources and may therefore have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain or maintain the quotation of our common stock on the NASDAQ Bulleting Board, which would make it more difficult to dispose of our common stock.

We intend to have our common stock quoted on the NASDAQ OTC Bulletin Board ("OTCBB"). Even if it is accepted for quotation, we cannot guarantee that it will always be available for OTCBB quotations. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

Our stock price is likely to be below $5.00 per share and treated as a "Penny Stock" which will place restrictions on broker-dealers recommending the stock for purchase.

The Securities and Exchange Commission (SEC) has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

- broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

- broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

- broker-dealers must disclose current quotations for the securities;

- if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

- a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customers account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchasers written consent to the transaction prior to sale. If our common stock becomes subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock, if such trading market should occur.

Our two largest stockholders own a controlling interest in the company allowing them to determine our future direction.

Our officers, directors, and principal shareholder, together own over 10,538,000 shares, being over 60% of our outstanding common stock. Consequently, these individuals are in a position to control or influence the election of a majority of our directors and other matters subject to stockholder vote. Additionally, If they do decide to sell their stock into the market, their sales may cause the market price of the stock to drop.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of common stock offered by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering on behalf of the selling stockholders 2,691,584 shares of our common stock which they own. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. Such sales will be offered at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTC Bulletin Board. If our shares become listed on the OTC Bulletin Board, selling stockholders other than Messrs. Farrell and Cullen may then sell their shares at prevailing market prices or privately negotiated prices.

The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

- on the over-the-counter market;

- to purchasers directly;

- in ordinary brokerage transactions in which the broker solicits purchasers;

- through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

- through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

- through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

- through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

- in any combination of one or more of these methods; or

- in any other lawful manner.

Our president has registered 148,000 shares of his own to be sold pursuant to this prospectus and John Cullen, one of our directors, has registered 128,700 shares of his own to be sold pursuant to this prospectus. Messrs. Farrell and Cullen will sell their shares at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market for our common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are also our officers and directors, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of the registration statement estimated to be $25,000 including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay costs of registering the selling stockholders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling stockholder relating to the sale of his/her shares will be paid by the selling stockholder.

Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered hereby are resold by the selling stockholder.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Name of Shareholder	Common Stock Owned Beneficially Prior to Offering		Number of Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering
	No. of Shares Owned	%		No. of Shares Owned	%
Dennis Harbour	450,000	2.66%	148,500	301,500	1.78%
Bill Rowe	480,000	2.84%	158,400	321,600	1.90%
Maureen Cotman	550,000	3.25%	181,500	368,500	2.18%
John Cullen	390,000	2.31%	128,700	261,300	1.55%
James Fairbairn	535,000	3.17%	176,550	358,450	2.12%
Denis Clement	455,000	2.69%	150,150	304,850	1.80%
Bob Antoniou	530,000	3.14%	174,900	355,100	2.10%
Mark Youngman	540,000	3.19%	178,200	361,800	2.14%
Philip Beaudoin	500,000	2.96%	165,000	335,000	1.98%
Brian Bosse	545,000	3.22%	179,850	365,150	2.16%
Kate McVeigh	525,000	3.11%	173,250	351,750	2.08%
Jovica Jure(1)	50,000	-- (2)	50,000	0	0.00%
Wayne Brasseur (3)	50,000	-- (2)	50,000	0	0.00%
1536815 Ontario Ltd. (4)	200,000	1.18%	200,000	0	0.00%
Webcon Equipment Inc. (5)	133,334	-- (2)	133,334	0	0.00%
Vedron Gold Inc. (6)	100,000	-- (2)	100,000	0	0.00%
Angelo Moretto	4,000	-- (2)	4,000	0	0.00%
Donald P. Dufek	2,000	-- (2)	2,000	0	0.00%
Susan L. Perry	1,000	-- (2)	1,000	0	0.00%
William Hazel	1,000	-- (2)	1,000	0	0.00%
Douglas G. Hinton	4,000	-- (2)	4,000	0	0.00%
Patrick J. Hughes	2,000	-- (2)	2,000	0	0.00%
John Tom Neelands	1,000	-- (2)	1,000	0	0.00%
Daniele Spethmann	1,000	-- (2)	1,000	0	0.00%
Ian K. Lamont	3,000	-- (2)	3,000	0	0.00%
Jennifer Gail Paxton	1,000	-- (2)	1,000	0	0.00%
David K. Paxton	2,000	-- (2)	2,000	0	0.00%
Bruce T. Walsham	1,000	-- (2)	1,000	0	0.00%
Fidulex Management Inc.	3,000	-- (2)	3,000	0	0.00%
John E. Watson and Debbie P. Watson JTROS	10,000	-- (2)	10,000	0	0.00%
Terry Cullen	16,000	-- (2)	16,000	0	0.00%
Kevin Linville	1,000	-- (2)	1,000	0	0.00%
Daniel F. Lerg	4,000	-- (2)	4,000	0	0.00%
Dale Penny	2,000	-- (2)	2,000	0	0.00%
Clifford Maurer	4,000	-- (2)	4,000	0	0.00%
Beverley Dawson	4,000	-- (2)	4,000	0	0.00%
Peter Dawson	4,000	-- (2)	4,000	0	0.00%
Michael J. Tomasi	1,000	-- (2)	1,000	0	0.00%
Dennis P. Harbour	2,000	-- (2)	2,000	0	0.00%
Andrea E. Bourne	2,000	-- (2)	2,000	0	0.00%
Russell P. Blanzy	1,000	-- (2)	1,000	0	0.00%
Robert Eisner	2,000	-- (2)	2,000	0	0.00%
Debra Eisner	2,000	-- (2)	2,000	0	0.00%
Bill Rowe	1,000	-- (2)	1,000	0	0.00%
Peter W. Roberts	4,000	-- (2)	4,000	0	0.00%
Richard F. Palmer	4,000	-- (2)	4,000	0	0.00%
Simon Millington	3,000	-- (2)	3,000	0	0.00%
James Heley	3,000	-- (2)	3,000	0	0.00%
Dominic P. Ostler	3,000	-- (2)	3,000	0	0.00%
Mark A. Miller	2,000	-- (2)	2,000	0	0.00%
Kary L. Miller	2,000	-- (2)	2,000	0	0.00%
Kris Manery	4,000	-- (2)	4,000	0	0.00%
William S. Borst	2,000	-- (2)	2,000	0	0.00%
Richard R. Wojcik	2,000	-- (2)	2,000	0	0.00%
Susan J. Tomasi	1,000	-- (2)	1,000	0	0.00%
P. A. Miller	1,000	-- (2)	1,000	0	0.00%
Jerry Varner	1,000	-- (2)	1,000	0	0.00%
Robert I. Brown	4,000	-- (2)	4,000	0	0.00%
Al McLeod	4,000	-- (2)	4,000	0	0.00%
Kintyre Corporation	1,000	-- (2)	1,000	0	0.00%
Republic Resources	1,000	-- (2)	1,000	0	0.00%
James Wade	1,000	-- (2)	1,000	0	0.00%
Ray Hosking	1,000	-- (2)	1,000	0	0.00%
George Lloyd Santamore	1,000	-- (2)	1,000	0	0.00%
Jon M. Abba	1,000	-- (2)	1,000	0	0.00%
Kevin Hadas	1,000	-- (2)	1,000	0	0.00%
Troy Dempsey	1,000	-- (2)	1,000	0	0.00%
Michael Jon Johnson	1,000	-- (2)	1,000	0	0.00%
John F. Johnson	1,000	-- (2)	1,000	0	0.00%
William M. Sheriff	6,001,000	35.50%	1,000	6,000,000	35.50%
John O. Sanregret	2,000	-- (2)	2,000	0	0.00%
Dorothy E. Sheriff	1,000	-- (2)	1,000	0	0.00%
Wendy A. Schlyer	1,000	-- (2)	1,000	0	0.00%
Gregory B. Fox	2,000	-- (2)	2,000	0	0.00%
G. Glen Weller	2,000	-- (2)	2,000	0	0.00%
Donald P. Meyers	1,000	-- (2)	1,000	0	0.00%
Rod Liimatainen	4,000	-- (2)	4,000	0	0.00%
Dewaine A. Olson	4,000	-- (2)	4,000	0	0.00%
Rodney Smith	16,000	-- (2)	16,000	0	0.00%
Anthony Clements	1,000	-- (2)	1,000	0	0.00%
Doreen Clements	1,000	-- (2)	1,000	0	0.00%
A. D. Grumley-Grennan	1,000	-- (2)	1,000	0	0.00%
T. J. Ian Wright	1,250	-- (2)	1,250	0	0.00%
James M. Enright	1,000	-- (2)	1,000	0	0.00%
Mark D. Cowan	1,000	-- (2)	1,000	0	0.00%
Gail Burch	1,000	-- (2)	1,000	0	0.00%
William J. Jean	1,000	-- (2)	1,000	0	0.00%
Kenneth E. Wallen	1,000	-- (2)	1,000	0	0.00%
Jeffrey S. Dunn	1,000	-- (2)	1,000	0	0.00%
Cyril Laderman	1,000	-- (2)	1,000	0	0.00%
James Laderman	1,000	-- (2)	1,000	0	0.00%
Daniel Laderman	1,000	-- (2)	1,000	0	0.00%
Robert Elliot Laderman	1,000	-- (2)	1,000	0	0.00%
Sandra Robins	1,000	-- (2)	1,000	0	0.00%
Rhonda Laderman	1,000	-- (2)	1,000	0	0.00%
Sadia Anwar	1,000	-- (2)	1,000	0	0.00%
Cheryl Ruth Laderman	1,000	-- (2)	1,000	0	0.00%
Brian A. Watts	4,000	-- (2)	4,000	0	0.00%
George J. C Miel	4,000	-- (2)	4,000	0	0.00%
Todd J. Danielson	1,000	-- (2)	1,000	0	0.00%
Eric Dearking	1,000	-- (2)	1,000	0	0.00%
Mark McCance	1,000	-- (2)	1,000	0	0.00%
Daniel T. Farrell	4,148,000	24.54%	148,000	4,000,000	23.66%
TOTAL	N/A	N/A	2,691,584	N/A	N/A

(1) Jovica Jure also owns 25,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until November 30, 2003.

(2) Less than one percent.

(3) Wayne Brasseur also owns 25,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until November 30, 2003.

(4) 1536815 Ontario Ltd. also owns 100,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until January 15, 2004.

(5) Webcon Equipment Inc. also owns 66,667 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until January 15, 2004.

(6) Vedron Gold Inc. also owns 50,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until January 15, 2004.

Daniel T. Farrell is our Chairman and CEO, John Cullen is one of our directors, and William Sheriff is our largest shareholder.

OUR BUSINESS

General

We were incorporated in the State of Nevada on May 5, 1999 with an authorized capital of 200,000,000 shares of common stock, par value $0.001. We own three mineral properties as well as a natural resource mineral database. Our business office is located at 309 Center Street, Hancock, MI 49930. Our telephone number is (906) 370-4695.

We were organized for the purpose of acquiring and developing mineral properties. At the report date three series of mineral claims have been acquired: the Quincy Property, the Silver Bow Property and the AG Property.

We are in the exploration stage and will continue to be in the exploration stage until we achieve significant revenues from operations. In an exploration stage company, management devotes most of its activities in acquiring and developing mineral properties. Our ability of to emerge from the exploration stage with respect to our planned principal business activity is dependent upon our ability to attain profitable operations. There is no guarantee that we will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us. There is substantial doubt regarding our ability to continue as a going concern. Our management's plans for our continuation as a going concern include financing our operations through sales of our unregistered common stock. If we is not successful with our plans, investors could then lose all or a substantial portion of their investment.

Principal Product

Our principal product is the exploration, and if warranted, sale of precious minerals. Since our properties have yet to be explored by us there is no guarantee any ore body will ever be found.

Atlas Database

On January 17, 2003 we acquired Atlas Database Corp, the owner of a natural resource exploration database developed by Atlas Minerals Inc. during the period 1982 through 1997. The majority of the information contained in the database relates to research on bulk mineable precious mineralized material in the western United States, particularly sediment hosted disseminated gold deposits and volcanic hosted disseminated hot springs gold mineralized material. Our management intends to utilize this database to further its stated business objective of locating, acquiring and exploring mineral natural resource properties.

Atlas Database Corp. was acquired pursuant to an Agreement and Plan of Merger between ourselves, Atlas Database Acquisition Corp., our wholly owned subsidiary, Atlas Database Corp., Platoro West Incorporated ("Platoro") and William M. Sheriff. Mr. Sheriff is the sole Shareholder of Platoro which was, in turn, the sole shareholder of Atlas Database Corp. Pursuant to the terms of the Agreement and Plan of Merger, 6,000,000 shares of our common stock were issued to Platoro West Incorporated in exchange for all of the issued and outstanding shares of Atlas Database Corp., Atlas Database Acquisition Corp. merged with and into Atlas Database Corp. and its separate existence ceased. As a result of the foregoing, Atlas Database Corp. is now our wholly-owned subsidiary.

Atlas Database Corp. was formed in January, 2003 and was assigned all of Platoros right, title and interest in and to the Atlas Database in exchange for $15,000 cash. Prior to the Agreement and Plan of Merger, Platoro was the sole shareholder of Atlas Database Corp. and therefore its parent company.

Platoros interest in the Atlas Database was acquired pursuant to a Bill of Sale and Letter Agreement between Platoro and Atlas Minerals Inc. dated June 10, 2000. The purchase price paid by Platoro to Atlas Minerals Inc. was $15,000 cash. As required by the Letter Agreement, we have agreed to comply with the terms thereof. Accordingly, we are required to allow Atlas Minerals Inc. access to the data contained in the Atlas Database, provided that Atlas Minerals Inc. provides reasonable notice. To date, Atlas Minerals Inc. has not requested access to the data. Pursuant to the terms of the Letter Agreement, in the event we sell any of the data to a third party we are required to pay Atlas Minerals Inc. 25% of the proceeds of the sale.

Quincy Property

The Quincy Property was staked May 31, 1999 by Frank Renaudat on our behalf and named "Quincy". The claim covers 16 metric units (986 acres) located within the central portion of English Township, Porcupine Mining Division, near the town of Timmins, Ontario as shown on the following map.

Quincy Property Map Image - quincy.jpg

Property Description, Location And Access

The Quincy Property comprises a single, unsurveyed, 16 unit claim (986 acres) and located in the central portion of English Township, Porcupine Mining Division, Province of Ontario, Canada. The claims were originally staked on May 31, 1999. The claims were restaked in 2002 and are in good standing until July 10, 2003. Title to 100% of the Quincy Property is registered with the Ontario Provincial Mining Recorder's Offices in Sudbury, Ontario in our name.

The Quincy Property lies approximately 28 miles due south of Timmins, Ontario.

An all weather, two lane gravel road accesses the Property and traverses the western four claim units in a north south fashion. An older winter road trending north to northeast through the central portion of the Property is heavily overgrown (along with shorter old drill roads) and difficult to impossible to follow on the ground.

Climate, Local Resources And Physiography

The climate of the region is similar to that for the nearby City of Timmins and can be characterized by long cold winters and short warm to hot summers. Five months of the year have an average daily temperature below 32° F while for two months the average daily mean temperatures are above 59° F.

The total annual precipitation for the region is 3.5 inches of which the average rainfall is 2.3 inches with the balance accounted for as snowfall precipitation that averages 1.4 inches.

Other than the existing roads that have been noted there is no other infrastructure on the Property. The nearest source of electricity is the Ontario Hydro transmission line linking Timmins and Subury, and occurs 1.6 miles east of the Property.

There are no known impediments to mineral exploration or exploitation.

History

The Quincy Property has never produced mineralized material.

English Township and area have been prospected for gold and iron since the 1920's with the first discovery of gold made during the 1930's. During the late 1940's and 1950's, with the advent of airborne geophysical techniques and increased use of ground geophysics, the search emphasis was redirected towards asbestos deposits and nickel sulfide deposits.

Companies who conducted on properties now overlain in whole or in part by the Quincy Property are mentioned as follows:

1949-1953: Dominion Gulf Company ("DGC"); 1962-1963: Hollinger Consolidated Gold Mines Ltd. ("Hollinger"); 1972-1974: Dowa Mining Co. Ltd. ("Dowa"); 1973-1976: Granges Exploration A.B. ("Granges"); 1989-1990: BHP-Utah Mines Ltd. (BHP); 1995: Essex Minerals Company ("Essex").

Regional Geology

English Township and surrounding area lie in the west-central portion of the Abitibi Subprovince of the Superior Province. All rocks within English Township and environs have been regionally deformed and generally exhibit greenschist metamorphism.

Mineralization

The first notable mineral discovery within the immediate region was made during the 1930s by J.C. Nelson, who discovered a gold mineralized material bearing quartz stinger zone on his claims in west central English Township. This occurrence is known as the Boychuk-West Muskasenda Group.

Since Nelson's discovery, several additional showings of gold mineralized material have been located in English Township, however, the bulk of the exploration has been directed at base-metal exploration. Although no economic mineral deposits have been outlined to date in English Township, the Texmont Nickel discovery in Geikie Township to the north and the Southman Nickel discovery in Southman Township to the south have encouraged the search for base-metal mineralization in English Township.

We believe, based on exploration efforts to date that the character of the Quincy Property is of sufficient merit to further advance the mineral potential of the Property. The proposed program is in two phases and would cost an estimated $34,500.00 for Phase 1 and $82,750.00 for Phase 2. Both phases would be directed at evaluating both the base-metal (Zinc-Copper-Silver) potential of sulfide sections of the cherty iron formation, as well as Nickel Sulfide mineralization which may be in proximity to the iron formation.

Phase 1 would secure airborne electro magnetic targets on adjacent land and employ an integrated geophysical program of magnetics and transient electromagnetic surveys.

Phase 1 would also include a thorough evaluation of the geophysical results and definition of any positive targets which should be recommended for follow-up with drilling to advance the mineral potential of the Quincy Property.

Phase 2 is conditional upon the definition of positive drill targets during Phase 1 and would comprise a 0.9 mile NQ-sized diamond drill program.

We do not have the funds to start Phase 1 or Phase 2. To have the funds available we will either seek advances from our directors or officers, or engage in additional offerings of our stock. At present we have made no arrangements to do any of these two methods of fund raising.

Silver Bow Property

Pursuant to the terms of a Mining Lease and Agreement made the 21st day of February, 2003 between ourselves and Donald K. Jennings and Renegade Exploration (the "Owners"), we acquired the exclusive right to explore and mine ores and minerals of any kind (except oil and gas) on 73 unpatented lode mining claims in Nye County, Nevada known as the Silver Bow Property as shown on the following map.

Silver Bow Property Map Image - silverbow.jpg

The lease is subject to a 3% Net Smelter Return (NSR) royalty in favor of the Owners. We have the right to purchase two thirds of the NSR for $1,500,000 and the final third for an additional $2,000,000. The lease has a term of 15 years, provided that the following advance royalty payments are made to the Owners:

- $10,000 upon signing (paid);

- $15,000 on the 1st anniversary;

- $20,000 on the 2nd anniversary;

- $30,000 on the 3rd anniversary;

- $40,000 on the 4th anniversary;

- $50,000 on the 5th anniversary; and

- $50,000 on each anniversary thereafter.

The claims comprising the Silver Bow Property are numbered Bow 1-73 and are registered in the name of Donald K. Jennings. Maintenance fees on these claims have been paid until September 1, 2003.

The Bow claims are located within the Silverbow Mining District in Nye County, approximately 50 miles east-southeast of the town of Tonopah in south-central Nevada. More precisely, the claims are situated in sections 26 and 32-36 inclusive, T1N, R49E in the central part of the Kawich Mountain Range. The Nellis Air Force Bombing Range borders the area to the south. Access is by paved road east of Tonopah on SR 6 and southeast on the access road to the Nevada Test Site boundary and then approximately 20 miles of poorly maintained single track gravel road.

We have not conducted any exploration activities on the Silver Bow Property.

Climate, Local Resources and Physiography

The Silver Bow Property lies at elevations ranging from 6500 to 7600 feet above mean sea level within a moderately rugged terrain. The climate is classified as high arid desert. Temperatures vary from 110F in the summer to 0F in the winter with an average precipitation of only 3.50 inches per year.

History

The first discoveries of gold and silver in the Silverbow District were made in the fall of 1904. The first shipments of ore were made in 1906 and by the fall of the same year, the area was abandoned. The area became active again in 1913 and 1920 when small stamp mills were built.

In 1929, a 50-ton flotation mill was constructed at the Blue Horse Mine but operated for only a short time. During 1940 to 1942, lessees shipped about 160 tons of ore from the Silver Glance Mine averaging .05 ounces per ton in gold and 35 ounces per ton in silver. The mines of the Silverbow District were the most consistent gold and silver producers in the area. Ore was shipped annually from the district from 1906 through 1955 with only a few short gaps of no recorded production. Total production from the Silverbow District as calculated by the United States Bureau of Mines (USBM) is 3,246 tons of ore yielding 8,709 ounces of gold and 90,570 ounces of silver. As late as 1964, several of the mines were re-opened but were worked for only a short time.

Since the early 1960s there have been at least four programs of exploratory drilling carried out in the Silverbow District. A total of 17 core and rotary drill holes were completed by the Browne Group in the gulch west of the Silverbow townsite in the 1960s. Amoco Minerals Co. completed 6 rotary drill holes north of the townsite and near the Hillside Mine in 1983-1984. Later in the 1980s, several rotary holes were drilled by NERCO. In late 1993 and early 1994, the Phelps Dodge Mining Co. carried out a program of reverse circulation rotary drilling in the ridge west of the Silverbow townsite. In 1997, Placer Dome Inc. finished the latest round of drilling and concluded that a target meeting their size requirements was unlikely and quitclaimed the property to NevSearch, L.L.C

We estimate that an initial exploration program on the Silver Bow Property will cost approximately $125,000. This amount provides for a complete review and assessment of the results from all the previous exploration carried out on the property for which information is available or can be obtained ($10,000); mapping and sampling of the existing and accessible underground workings ($15,000) and approximately 10,000 feet of drilling, which would include geological supervision, logging, sampling and assaying ($100,000).

Subject to obtaining sufficient financing we plan to review these mineral claims and, if warranted, undertake further exploration activities.

AG Property

In March 2003, we staked 44 lode mining claims in Humboldt County, Nevada known as the AG Property. The claims comprising the AG Property were staked on our behalf by MXS Inc., and are currently registered in its name. MXS Inc. has executed a quit-claim deed in our favor and the claims comprising the AG Property are in the process of being transferred to us.

The AG Property is located approximately 32 miles northwest of the town of Orovada in Humboldt County, Nevada. The Property lies within the Bilk Creek Mountains, as shown on the following map, and encompasses a small hill.

AG Property Map Image - ag.jpg

Access to the Property is from the town of Winnemucca located in northern Nevada on Interstate Route 80, north on U.S.Route 95, then northwesterly on Nevada State Route 140 to the Fort McDermitt Indian Reservation, then along an unimproved dirt road running north through Sand Canyon for approximately 22 miles to the Property.

We have not conducted any exploration activities on the AG property. Subject to obtaining sufficient financing we plan to review these mineral claims and, if warranted, undertake further exploration activities. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in the AG Property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Climate, Local Resources and Physiography

The AG Property lies at elevations ranging from 6000 to 6700 feet above mean sea level within a moderately rugged terrain. Agate Point, the most prominent topographic feature on the Property, has an elevation of 6728 feet above mean sea level. The climate is classified as high arid to semi-arid desert. Temperatures vary from 100F in the summer to -10F in the winter with an average precipitation of approximately 5 inches per year which is mainly in the form of snow during the winter months.

History

During a routine field investigation in 1983 in Sand Canyon at the south end of the Bilk Creek Mountain Range, geologists of Noranda Exploration Inc. noticed a north trending structure extending to Agate Point which suggested an extensive area of silica alteration. Preliminary sampling indicated anomalous gold, arsenic, antimony and mercury in brecciated and stockwork veined volcanic rocks. During the following year, geological mapping was carried out to identify the volcanic stratigraphy, structure and the distribution and type of alteration exhibited in the rocks. Geochemical sampling was done to identify areas with anomalous concentrations of precious metals and pathfinder elements. These data were examined and preliminary models were constructed. As a result of their findings, Noranda concluded that the Agate Point area has low potential for a large tonnage, economic precious metal deposit (open pit, heap leach-type of deposit) but noted the potential for a structurally controlled, high grade-type deposit in the area.

Around 1990, Geomex Minerals Inc. acquired the AG Property and drilled two shallow holes approximately 2000 feet apart in the central area near Agate Point. One of these was collared near the granite contact. The results of their drilling are not available but it is known that they were looking for a bulk tonnage deposit.

It is estimated initial exploration program on the AG Property will cost approximately $75,000. This amount provides for additional sampling of the vein system in the central portion of the Property together with sample analyses ($15,000), test geophysical surveys and the construction of a control grid ($10,000) and approximately 5,000 feet of reverse-circulation drilling at an all inclusive cost of $10 per foot, which would include geological supervision, logging, sampling and assaying of drill samples ($50,000).

Exploration Facilities

We have no plans to construct a mill or smelter on any of our mineral claims until an ore body of reasonable worth is found (which may be never).

While in the exploration phase, our crews will be living in the towns nearby our mineral properties to avoid building any permanent facilities.

Other Mineral Properties

We have not found any other mineral properties either for staking or purchasing but will seek other mineral properties during the next year so to diversify our holdings. Any staking and/or purchasing of mineral properties may involve the issuance of substantial blocks of our shares. We have no intentions of purchasing for cash or other considerations any mineral properties from our officers and/or directors.

Employees

As at April 1, 2003, we did not have any employees either part time or full time. Daniel T. Farrell, our President, Chief Executive Officer, Chief Financial Officer, Secretary and director devoted approximately 75% of his time to our development and operations. Our other directors serve on an "as needed" basis.

We are not party to any employment contracts or collective bargaining agreements. Our management is of the view that the Ontario and Nevada areas have relatively large pools of people experienced in exploration of mineral properties; being mainly geologists and mining consultants. In addition, there is no lack of people who have experience in working on mineral properties either as laborers or prospectors. As a result, we intend to use independent workers and consultants on a part-time basis.

Competition

In the United States and Canada there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and availability of funds. We will have to compete against such companies to acquire the funds to develop our mineral claims. The availability of funds for exploration is sometimes limited and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the development of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

Even when a commercial viable ore body is discovered, there is no guarantee competition in refining the ore will not exist. Other companies may have long term contracts with refining companies thereby inhibiting our ability to process our ore and eventually market it. At this point in time we do not have any contractual agreements to refine any potential ore we might discover on our mineral claims.

The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely be dependent on our ability to attract talent from the mining field. There is no assurance that our mineral expansion plans will be realized.

Government Regulation and Environmental Concerns

We are committed to complying and, to our knowledge, are in compliance with all governmental and environmental regulations. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the development of our properties.

Our activities are not only subject to extensive federal, state and local regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of our properties, the extent of which cannot be predicted. Permits may also be required from a variety of regulatory authorities for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraint affecting our properties that would preclude the economic development or operation of any specific property.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact on wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties.

We are prepared to engage professionals, if necessary, to ensure regulatory compliance but in the near term expect our activities to require minimal regulatory oversight. If we expand the scope of our activities in the future it is reasonable to expect expenditures on compliance to rise.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis explains the major factors affecting our results of operations for the years ended April 30, 2002 and 2001 and the quarter ended January 31, 2003 and variance of results between periods. The following discussion of our financial condition and results of operations should be read along with the financial statements and notes to the financial statements included elsewhere in this prospectus.

Current Update

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations. We must raise cash in order to implement our plan and stay in business.

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We may not be able to continue for the next 12 months unless we obtain additional capital to pay our bills. Our management has not made a commitment of financial support to meet our obligations and we have not generated any revenues and no revenues are anticipated unless and until mineralized material is discovered on the properties that we have an interest in. Accordingly we must raise cash from other than the sale of mineralized materials. We will be conducting research in connection with the exploration of our properties. We are not going to buy or sell any plant or significant equipment.

Since January 31, 2003, we have completed two private placements of 195,250 shares of unregistered common stock at a price of $0.25 per share yielding proceeds of $48,812.50 and we have settled debts owed by us to our President in the amount of $37,000 through the issuance of 148,000 shares of unregistered common stock at a price of $0.25 per share.

The proceeds we received and the reduction of current liabilities from these transactions do not leave us with sufficient working capital to support our exploration programs. As of May 1, 2003, we had cash of $59,230. As of such time, we also had approximately $5,214 in accounts payable. The resulting working capital ay May 1, 2003 of $54,016 is sufficient to support our general operating expenses for the next 12 months. However, we will need to raise additional capital to support our proposed exploration programs. In the event we are unable to obtain additional capital , we will not be able to commence our proposed exploration programs. There can be no assurance that we will successfully raise additional funds sufficient to finance our proposed exploration programs.

Results of Operations Nine Month Periods ended January 31, 2003 and 2002

The bulk of the activity for the nine month period ended January 31, 2003 occurred in the three month period ended January 31, 2003. In addition to acquiring the Atlas Database, the lease of the Silver Bow Property and the staking of the claims comprising the AG Property, we raised a total of $128,125 through private placements and added five new directors to our board, our former management having resigned.

Accounting fees decreased slightly in nine month period ended January 31, 2003 to $1,565 from $2,852 in the same period in 2002 due to a change in our book-keepers.

The increase of legal fees to $13,859 for the nine month period ended January 31, 2003 from $465 in the same period in 2002 can be attributed to the arrangement of the private placements and the acquisition of the Atlas Database as well as the fact that we were dormant in the latter period.

Travel and promotion for the nine month period ended January 31, 2003 ($8,602) increased from nil in the same period in 2002 due to the travel requirements to our new properties in Nevada. Staking fees also increased (2003, $5,000; 2002 $2,902) as a result of staking the Nevada properties.

Donated services of $6,000 were recorded for the nine month period ended January 31, 2003, as compared to $8,100 for the period ended January 31, 2002, the difference being telephone charges which were being paid in the previous period. In addition, our office and rental expenses decreased significantly due to the change of control.

Accounts payable decreased by $12,504, this amount having been paid by our President and therefore credited to the related party account. Our President also contributed an additional $20,294 and took assignment of an account payable of $6,016. Subsequent to January 31, 2003 our President agreed to settle $37,000 of the $38,814 due to him at January 31, 2003 through the issuance of 148,000 shares of our common stock at a price of $0.25 per share, thereby increasing our working capital position.

Results of Operations Year ended April 30, 2003 and 2002

We were dormant during the year ended April 30, 2002 and all of our activities were conducted solely to maintain our corporate status. Our expenses increased to $22,906 from $17,682 during the year ended April 30, 2001 and our accounts payable increased by $12,147, $10,800 having been contributed by related parties. Our dormancy was a result of the death of one of our directors, Raymond Miller, in February of 2001, following which our remaining directors did not focus their efforts upon the development of our business.

Liquidity and Capital Resources

There is limited historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations.

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We will need to raise additional capital to fund normal operating costs and exploration efforts. If we are not able to generate sufficient revenues and cash flows or obtain additional or alternative funding, we will be unable to continue as a going concern. As disclosed in the report of independent auditors on our financial statements provided elsewhere in this prospectus, our recurring losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern.

In August of 2002 our two directors sold all of the shares of our common stock held by them to Daniel T. Farrell, appointed Mr. Farrell as our President, Chief Financial Officer and Secretary as well as a director and thereafter resigned.

Subsequent to August, 2002, we raised approximately $130,000 in equity capital pursuant to private placements.

At January 31, 2003 we had cash of $70,229, current liabilities of $40,111 and working capital of $30,118. Management has determined that because of the limited amount of working capital, significant operating losses and lack of liquidity, there is doubt about our ability to continue in existence unless additional working capital is obtained.

At the present time, we do not have sufficient funds to undertake all of the exploration programs on our properties and therefore we will have to determine the best method of raising funds to accomplish our goals. To this end we have undertaken two private placements. In the first, we issued 533,333 units, at a price of $0.15 per unit for gross proceeds of $80,000, each unit consisting of one common share and one-half of one common share purchase warrant to purchase one additional common share at a price of $0.25 for one year. This private placement was completed in January, 2003 and was made in reliance upon the exemption provided by Regulation S.

The second private placement was completed in April 2003. We issued 195,500 common shares at a price of $0.25 per share for total proceeds of $48,812.50. No warrants were attached to this private placement. This private placement was conducted in reliance upon exemptions provided by Regulations D and S.

The monies raised are to be used to fund the initial acquisition costs of our mineral properties and preliminary exploration work thereon, as well as for general working capital purposes. However, these funds will be insufficient to fund significant exploration activities on our mineral properties. We plan to conduct such exploration activities as we consider appropriate and, if the results of such activities warrant, attempt to raise additional capital to fund more significant exploration activities.

In April, 2003 we agreed to issue to our President 148,000 shares of our common stock at a price of $0.25 per share in settlement of debts due to him totaling $37,000.

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141 "Business Combinations" which supersedes APB Opinion No. 16 "Business Combinations" and FASB Statement No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises." The provisions of this statement require that all business combinations be accounted for using "purchase accounting" and it disallows the use of "pooling of interests" as previously allowed under APB Opinion No. 16 and FASB Statement No. 38. This statement is effective for all business combinations subsequent to June 30, 2001. The adoption of this statement did not have a material effect on our financial statements.

Also in June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17 "Intangible Assets." The provisions of this statement changes the unit of account for goodwill and takes a very different approach to how goodwill and other intangible assets are accounted for subsequent to their initial recognition. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets, as well as total assets, will not decrease at the same time and in the same manner as under previous standards. This statement is effective for all fiscal years beginning subsequent to December 15, 2001. The adoption of this statement did not have a material effect on our financial statements.

In August 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which amends SFAS No. 19, and establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The statement is required to be adopted by January 1, 2003, at which time we will record the estimated present value of reclamation liabilities and increase the carrying value of related assets. Subsequently, reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation. Currently we are in the process of quantifying the effect the adoption of this statement will have on our consolidated financial statements.

The FASB also issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively. The adoption of this statement did not have a material effect on our financial statements.

OUR PROPERTY

Our corporate and operational offices are located at 309 Center Street, Hancock, MI 49930. At the present time, these offices are provided to us by our President without charge. The cost of the donated offices is incorporated in the $500 per month of services donated by our President. We believe that this space is sufficient at this time. However, we may move to expanded office space when and if our business expands. Other than the Atlas Database and the mineral properties discussed under the heading "Our Business" we do not have any material assets and, as such, we do not own any real or personal property.

DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Each of our directors is elected by stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:
Full Name and Resident Address	Age	Positions	Date Appointed Director
Daniel T. Farrell 309 Center Street Hancock, MI 49930	65	President, Chief Financial Officer, Secretary and Director	August 30, 2002

Thomas Skimming 11 Camelot Court Toronto, Ontario M3B 2N4	68	Director	September 18, 2002
William Utterback 5020 Weikel Drive Winnemucca, NV 89445	61	Director	December 17, 2002
George Cole 3 Pinecone Circle Carson City, NV 89703	60	Director	March 5, 2003
John Cullen 37 Amelia Street Barrie, Ontario L4M 1M 5	47	Director	April 29, 2003

The persons named above have held their offices/positions since the date of appointment and are expected to hold their offices/positions until the next annual general meeting of our stockholders.

Background of Officers and Directors

Mr. Daniel Farrell has been our President, Chief Financial Officer and Secretary since August 16, 2003 and a member of our board of directors since August 30, 2002. Mr. Farrell has devoted approximately 75% of his professional time to our business and intends to continue to devote this amount of time in the future:

Mr. Farrell has been a corporate development officer with CGX Energy, Inc., an oil and gas exploration company based in Toronto, Ontario, listed on the TSX Venture Exchange. Mr. Farrell has served as President of Diadem Resources Ltd. from December, 1997 through July, 1998, President of Tiaro Bay Resources Inc. from January 1997 through September, 1997 and President of RJK Explorations Ltd. from January, 1996 through December,1996, all of which are publicly traded companies listed on the TSX Venture Exchange and engaged in the natural resource exploration business. Mr. Farrell was a corporate development officer with Greater Lenora Resources from June, 1994 through December, 1995. From 1991 through the 1994 Mr. Farrell was a financial adviser with American Express in Houghton, Michigan. Mr. Farrell holds a B.Sc. in geology from Michigan Technological University in Houghton, Michigan.

Mr. Thomas Skimming has been a member of our board of directors since September 18, 2002. Mr. Skimming has devoted approximately 25% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Skimming, P. Eng., is a professional geologist with over 30 years experience in the natural resource exploration industry, having served as a director and officer of several natural resource exploration companies listed on the TSX Venture Exchange. Since 1972 Mr. Skimming has provided geological consulting services as president of Thomas Skimming & Associates Limited. Mr. Skimming is currently a director of Pamlico Resources Ltd., St. Anthony Resources Inc., Romios Gold Resources Inc. and Barton Bay Resources Inc., all of which are publicly traded companies listed on the TSX Venture Exchange and engaged in the natural resource exploration business. Mr. Skimming holds a B.Sc. from the University of Michigan and took post graduate studies at McGill University. Mr. Skimming has been a member of the Association of Professional Engineers of Ontario since 1971.

Mr. William Utterback has been a member of our board of directors since December 17, 2002. Mr. Utterback has devoted approximately 25% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Utterback is a consulting geologist with over 30 years experience in the natural resource exploration industry. Mr. Utterback served as chief geologist of Amax Gold Inc. from 1986 through 1993 and currently provides geological consulting services to Gold Property Services. Mr. Utterback holds Bachelors and Masters degrees in Science from Oregon State University.

Mr. George Cole has been a member of our board of directors since March 5, 2003. Mr. Cole has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Cole, currently retired, was formerly Vice-President , Exploration of Teck Cominco Limited, a diversified mining, smelting and refining group of companies headquartered in Vancouver, British Columbia whose securities are listed on the Toronto Stock Exchange and the American Stock Exchange, from 1993 through December, 2001. Mr. Cole holds a M.Sc. in Geology from the University of Montana and a B.Sc. in Geology from Montana State University.

Mr. John Cullen has been a member of our board of directors since April 29, 2003. Mr. Cullen has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Cullen has been President of Cullen Management since May, 1998. From 1987 through May, 1998 Mr. Cullen was an investment advisor with Nesbitt Burns, a registered investment dealer in Toronto, Ontario (now a subsidiary of the Bank of Montreal). Mr. Cullen is currently a director of CGX Energy, Inc. and Dumont Nickel Inc., both of which are engaged in the business of natural resources exploration and whose shares are listed on the TSX Venture Exchange, and is also a director of Biogan International Inc., a natural resource exploration company whose shares are listed on the OTC Bulletin Board. From October, 1995 through February, 1997 Mr. Cullen served as a director of Link Minerals Inc. a natural resource exploration company whose shares are quoted on the CDN over-the-counter market.

Conflicts of Interest

We believe that Messrs. Skimming, Utterback, and Cullen will be subject to conflicts of interest. The conflicts of interest arise from their relationships in other mining companies.

EXECUTIVE COMPENSATION

Our directors have not been compensated for their services and there are no plans to compensate them in the near future until such time as we generate sufficient revenue to do so. Our President has not been compensated for his services to date. We do not have any plans to compensate Mr. Farrell until such time as we have sufficient financial resources to do so.

Compensation Of Directors

During the fiscal years ended April 30, 2002 and 2001, we did not pay our directors for any meetings

Executive Compensation

The following table sets forth the total compensation paid or accrued by us for the three years ended April 30, 2002 on behalf of each of our named executive officers.

Summary Compensation Table

The following table sets forth information with respect to stock options to purchase common stock granted to our named executive officers during the fiscal year ended April 30, 2002.
	ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Securities Underlying	All Other Compensation ($)
Adam Smith, President	2002	Nil	Nil	Nil	Nil	Nil
Gordon Kurshnisky, Chief Financial Officer and Secretary	2002	Nil	Nil	Nil	Nil	Nil

Neither Adam Smith nor Gordon Krushnisky were paid compensation during the year ended April 30, 2002. Messrs Smith and Krushnisky resigned as officers on August 16,, 2002 and as directors on August 30, 2002.

Daniel T. Farrell, our President, Chief Financial Officer and Secretary has not been paid any compensation to date. Mr. Farrell has been donating his services to us, and we have valued these services at $500 per month. On April 8, 2003 Mr. Farrell converted the sum of $37,000 which he had loaned to us or had advanced on our behalf into share of our common stock. The conversion price was $0.25 per share, which was the same price at which we issued shares of our common stock to arms length investors on April 2 and 9th. Accordingly. Mr. Farrell was not conferred any benefit as part of this conversion.

Option Grants in Last Fiscal Year

No options have been granted to any officer or director.

Employment Agreements with Executive Officers

There are no employment agreements with any officers or directors.

Stock Option Plans

We have never established any form of stock option plan. We have not granted any options or stock appreciation rights. We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. Unless otherwise stated, the stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to their shares:

The persons named below may be deemed to be a parents and promoters of our company within the meaning of such terms under the Securities Act, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Farrell is the only promoter of our company.

Name and Address of Beneficial Owner	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering
Daniel T. Farrell 309 Center Street Hancock, MI 49930	4,148,000	4,000,000	23.7%
Thomas Skimming 11 Camelot Court Toronto, Ontario M3B 2N4	Nil	Nil	Nil
William Utterback 5020 Weikel Drive Winnemucca, NV 89445	Nil	Nil	Nil
George Cole 3 Pinecone Circle Carson City, NV 89703	Nil	Nil	Nil
John Cullen 37 Amelia Street Barrie, Ontario L4M 1M5	390,000	Nil	Nil
William M. Sheriff 3518 Earl Avenue, PO Box 2654 Durango, CO 81302	6,001,000	6,000,000(1)	35.5%
All Officers and Directors, as a Group	10,539,000	10,000,000	59.2%

[1] 6,000,000 shares are held by Platoro West Incorporated, a company controlled by Mr. William Sheriff.

Future Sales by Existing Stockholders

Our two largest shareholders own, collectively, 10,149,000 shares of our common stock. These shares are "restricted securities" as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have agreed to register 149,000 of these shares pursuant to this prospectus.

In July, 1999 we accepted subscriptions from twelve investors in the amount of 6,000,000 shares at a price of $0.001 per share for gross consideration of $6,000 cash. We have identified that the holders of these securities may be considered "underwriters" by the SEC and have placed "stop transfer" instructions against the certificates representing these shares and a legend has been imprinted on the stock certificates. Eleven of the twelve investors subsequently transferred their securities to eleven purchasers in private transactions. These eleven stockholders have entered into agreements with us where we agreed to register their shares in exchange for their agreement not to sell more than 50,000 of these shares each in the public market in any three month period. We are registering 1,815,000 of these shares pursuant to this prospectus. The remaining 4,185,000 shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

We have also issued 728,584 shares of our common stock pursuant to private placements which closed between November 30, 2002 and April 9, 2003. We have agreed to register these shares pursuant to this prospectus, which include 1,000 shares comprised in the 10,149,000 shares referred to above.

Shares purchased in this offering, which will be immediately resalable, and sales of all other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock with a par value of $0.001 per share. The holders of our common stock:

- have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

- are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding-up of our affairs;

- do not have preemptive or preferential rights to subscribe for or purchase their proportionate part of any shares which may be issued by us at any time; and

- are entitled to one non-cumulative vote per share on all matters on which stockholders may vote;

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of May 15, 2003, there were 126 beneficial owners of the Company's Common Stock.

Following this Offering we intend to seek market makers to have our common stock quoted on the NASDAQ OTC Bulletin Board ("OTCBB"). Although only one market maker is required to initiate the OTCBB qualification procedure and to have our stock quoted on the OTCBB. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

The lack of liquidity in our common stock is likely to make the trading price our common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, our stock price may become subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, and stock price performance of other companies that investors may deem comparable to ours and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of managements attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of our common stock could result in class action litigation against us, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

"Penny Stock" Requirements

Our common stock is not listed or quoted on any national securities exchange or trading medium. The SEC has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

- that a broker or dealer approve a person's account for transactions in penny stocks; and

- that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

- obtain financial information and investment experience and objectives of the person; and

- make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

- sets forth the basis on which the broker or dealer made the suitability determination; and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares purchased under this propsectus and may cause the price of our shares to decline.

Warrants

On November 30, 2002 we issued and issued 100,000 warrants for the purchase of one-half of one share of common stock, at a price of $0.25 per shares, exercisable until November 30, 2003. The warrant are not registered under any securities laws.

On January 15, 2003 we issued 433,333 warrants for the purchase of one-half of one share of common stock at a price of $0.25 per share and exercisable until January 15, 2004. The warrant are not registered under any securities laws.

No other warrants to purchase our common stock have been issued.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

A simple majority vote is required for shareholders to take action.

Dividends

As of the date of this prospectus, we have not paid any dividends to stockholders. The declaration of any future dividend will be at the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our stock transfer agent for our securities is The Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, NV, USA, 89501.

Options Outstanding

We have no outstanding options to purchase our securities. It is the intention of the Board of Directors to grant stock options to directors, officers and future employees at some time in the future.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our common stock. As of May 15 we had 16,903,334 shares of our common stock outstanding.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June, 1999 we issued 4,000,000 shares of our common stock to our directors, Adam Smith, Gordon Krushnisky and Raymond Miller for $4,000. Mr. Miller subsequently transferred his shares to Mr. Krushnisky.

On August 16, 2002, Adam Smith and Gordon Krushniksy each entered into Stock Purchase Agreements with Daniel T. Farrell whereby Smith and Krushniksy sold 4,000,000 shares to Mr. Farrell for $4,000. Mr. Farrell was then appointed our President, Chief Financial Officer and Secretary. Our Board of Directors appointed Mr. Farrell as a director on August 30, 2002. Messrs. Smith and Krushnisky then resigned.

On January 17, 2003 we acquired Atlas Database Corp., the owner of a natural resources exploration database developed by Atlas Minerals Inc. Atlas Database Corp. was acquired in an arms length tax-free exchange pursuant to an Agreement and Plan of Merger between ourselves, Atlas Database Acquisition Corp., our wholly owned subsidiary, Atlas Database Corp., Platoro West Incorporated and William M. Sheriff. Mr. Sheriff is the sole Shareholder of Platoro which was, in turn, the sole shareholder of Atlas Database Corp. Pursuant to the terms of the Agreement and Plan of Merger, 6,000,000 shares of our common stock were issued to Platoro in exchange for all of the issued and outstanding shares of Atlas Database Corp., Atlas Database Acquisition Corp. merged with and into Atlas Database Corp. and its separate existence ceased. As a result of the foregoing, Atlas Database Corp. is now a wholly-owned subsidiary of ours. Atlas Database Corp. was formed in January, 2003 and was assigned all of the Platoros right, title and interest in and to the Atlas Database in exchange for $15,000 cash.

Prior to the Agreement and Plan of Merger, Platoro West Incorporated was the sole shareholder of Atlas Database Corp. and therefore its parent company.

Platoros interest in the Atlas Database was acquired pursuant to a Bill of Sale and Letter Agreement between Platoro and Atlas Minerals Inc. dated June 10, 2000. The purchase price paid by Platoro to Atlas Minerals Inc. was $15,000 cash. As required by the Letter Agreement, we have agreed to comply with the terms thereof. Accordingly, we are required to allow Atlas Minerals Inc. access to the data contained in the Atlas Database, provided that Atlas Minerals Inc. provides reasonable notice. To date, Atlas Minerals Inc. has not requested access to the data. Pursuant to the terms of the Letter Agreement, in the event we sell any of the data to a third party we are required to pay Atlas Minerals Inc. 25% of the proceeds of the sale.

On April 8, 2003 we settled debts totaling $37,000 due to our President through the issuance of 148,000 shares of our common stock at a price of $0.25 per share.

LITIGATION

To the best of our knowledge, we are not a party to any pending litigation and none is contemplated or threatened.

INDEMNIFICATION

Our Articles of Incorporation, as amended, limit, to the maximum extent permitted by law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the officer or director that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating total liability to the full extent permitted by the law.

Our Charter provides that a director or officer is not be personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300. In addition, Nevada Revised Statutes, 78.751 and Article XI of our Bylaws, under certain circumstances, provided for the indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities.

The Bylaws also provide that we can purchase and maintain insurance or other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets (including cash) and the establishment of a letter of credit, guaranty or surety.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Our attorney, Charles A. Cleveland, P.S., Spokane, Washington will pass upon the validity of the issuance of the shares of common stock offered hereby and certain other legal matters in relation to U. S. Law. The firm of Godinho Sinclair Shields, Vancouver, Canada, will pass upon certain aspects of Canadian law.

EXPERTS

Our financial statements for the year ended April 30, 2002, included in this prospectus, have been audited by Andersen Andersen & Strong, L.C., of Salt Lake City, Utah, as set forth in their report included in this prospectus and have been included in reliance upon such representation of and upon the authority of such firm as experts in accounting and auditing.

GLOSSARY OF CERTAIN TERMS

You may find the following definitions helpful in your reading of this prospectus.

- Cash Operating Costs -- Includes all direct and indirect operating cash costs incurred at each operating mine, excluding royalties and mine production taxes.

- Mineralized Material -- A mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals.

- Ore -- A mixture of valuable minerals and gangue (valueless minerals) from which at least one of the minerals or metals can be extracted at a profit.

- Orebody -- A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.

- Probable Reserves -- Reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation.

- Proven Reserves -- Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well-defined that size, shape, depth and mineral content of reserves are well-established.

- Reserves -- That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

- Total Cash Costs -- Includes all direct and indirect operating cash costs incurred at each operating mine.

- Total Production Costs -- Includes total cash costs, as defined, plus depreciation, depletion, amortization and reclamation accruals relating to each operating mine.

- Unpatented Mining Claim -- A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode- mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U. S. holder.

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

- the gain is effectively connected with your conduct of a trade of business in the United States or, under an income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States;

- you are an individual who holds our common stock as a capital asset, are present in the United States for 183 days or more in the taxable year of the disposition and meet other requirements; or

- you are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. holder or you otherwise establish an exemption.

EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by our management and reported on by an Independent Certified Public Accountant.

Our audited financial statements to April 30, 2002 and unaudited financial statements for the period ended January 31, 2002, immediately follow:

QUINCY RESOURCES INC.
ANDERSEN ANDERSEN & STRONG, L.C. Certified Public Accountants And Business Consultants Board Member SEC Practice Section of the AICPA	941 East 3300 South, Suite 220 Salt Lake City, Utah, 81406 Telephone 801-486-0096 Fax 801-486-0098

Board of Directors
Quincy Resources Inc.
Vancouver B. C. Canada

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of Quincy Resources, Inc. (exploration stage company) at April 30, 2002, and the related statement of operations, stockholders' equity, and cash flows for the years ended April 30, 2002 and 2001 and the period May 5, 1999 (date of inception) to April 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standard generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quincy Resources Inc. at April 30, 2002, and the results of operations, stockholders' equity, and cash flows for the years ended April 30, 2002 and 2001 and the period May 5, 1999 (date of inception) to April 30, 2002, in conformity with accounting principles generally accepted in United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah

July 10, 2002

/s/ "Andersen Andersen & Strong"

QUINCY RESOURCES INC.
(Exploration Stage Company)
BALANCE SHEET
April 30, 2002

ASSETS
CURRENT ASSETS
Cash	$ 41
Total Current Assets	$ 41
LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Accounts Payable related party	6,016
Accounts Payable	13,081
Total Current Liabilities	19,817
STOCKHOLDERS EQUITY
Common Stock
200,000,000 shares authorized, at$0.001 par value,
10,026,500 shares issued and outstanding	10,027
Capital in excess of par value	35,023
Deficit accumulated during the exploration stage	(64,826)
Total Stockholders' Deficiency	(19,776)
$ 41

The accompanying statements are an integral part of these financial statements.

QUINCY RESOURCES, INC.
(EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 2002 AND 2001 AND THE
PERIOD MAY 5, 1999 (DATE OF INCEPTION) TO APRIL 30, 2002

	April 30, 2002	April 30, 2001	May 5, 1999 to April 30, 2002
REVENUES	$ -	$ -	$ -
EXPENSES	22,906	17,862	64,826
NET LOSS	$(22,906)	$(17,862)	$(64,826)
NET LOSS PER COMMON SHARE
Basic	$ -	$ -
AVERAGE OUTSTANDING SHARES
Basic	10,026,500	10,026,500

The accompanying notes are an integral part of these financial statements.

QUINCY RESOURCES INC.
(EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM MAY 5, 1999 (DATE OF INCEPTION)
TO APRIL 30, 2002
	COMMON SHARES	STOCK AMOUNT	CAPITAL IN EXCESS OF PAR VALUE	ACCUMULATED DEFICIT
BALANCE AS OF MAY5, 1999 (date of inception)	-	$ -	$ -	$ -
Issuance of common stock for cash at $0.001 June 17, 1999	4,000,000	4,000	-	-
Issuance of common stock for cash at $0.001 August 15, 1999	6,000,000	6,000	-	-
Issaunce of common stock for cash at $0.10 August 15, 1999	26,500	27	2,623	-
Capital contributions expenses related parties		-	10,800	-
Net operating loss for the period from May 5, 1999 to April 30, 2000	-	-	-	(24,058)
Capital contributions expenses related parties	-	-	10,800	-
Net operating loss for the year ended April 30, 2001	-	-	-	(17,862)
BALANCE APRIL 30, 2001	10,026,500	10,027	24,223	(41,920)
Capital contributions expenses related parties	-	-	10,800	-
Net operating loss for the year ended April 30, 2002	-	-	-	(22,906)
BALANCE APRIL 30, 2002	10,026,500	$10,027	$35,023	$(64,826)

The accompanying notes are an integral part of these financial statements.

QUINCY RESOURCES INC.
(EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED APRIL 30, 2002 AND 2001 AND THE
PERIOD MAY 5, 1999 (DATE OF INCEPTION) TO APRIL 30, 2002

	April 30, 2002	April 30, 2001	May 5, 1999 to April 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(22,906)	$(17,862)	$(64,826)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in accounts payable	12,147	6,495	19,817
Capital contribution expenses related parties	10,800	10,800	32,400
Net Change in Cash from Operation	41	(567)	(12,609)
CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	12,650
Net Change in Cash	41	(567)	41
Cash at Beginning of Period	-	567	-
Cash at end of period	41	(567)	(12,609)
Schedule of noncash operating activities
Capital contributions expenses related parties	$10,800	$10,800	$32,400

The accompanying notes are an integral part of these financial statements.

QUINCY RESOURCES, INC.
(EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on May 5, 1999 with authorized common stock of 200,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.

Since its inception the Company has completed Regulation D offerings of 10,026,500 shares of its capital stock for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

On April 30, 2002 the Company had a net operating loss carry forward of $64,826. The tax benefit of $19,448 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The net operating loss expires in 2022.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.

Capitalization of Mineral Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred. Costs incurred in proving and developing a property ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value. Expenditures for mining equipment are capitalized and depreciated over their useful life.

Environmental Requirements

At the report date environmental requirements related to the mineral leases acquired are unknown and therefore any estimate of any future cost cannot be made.

QUINCY RESOURCES, INC.
(EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Financial Instruments

The carrying amounts of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair values.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No. 130. The adoption of this standard had no impact on the total stockholder's equity.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. ACQUISITION OF MINERAL LEASE

The Company acquired and staked an undeveloped mineral claim containing 16 units covering 256 hectares located in the Ferrier Creek area of the English Township in the Porcupine mining Division of Ontario, Canada approximately 50 kilometres south of the mining community of Timmins. The claims have not been proven to have a commercially mineable ore reserve and therefore all costs of exploration and retaining the properties have been expensed.

The claims are in good standing until July 10, 2003.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer-directors have acquired 40% of the common stock issued and have made contributions to capital by the payment of Company expenses of $32,400.

An officer has made advances of $6,016 to the Company which is shown in the accounts payable.

QUINCY RESOURCES, INC.
(EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. GOING CONCERN

The Company will need additional working capital to service its debt and to be successful in its efforts to develop the mineral lease acquired.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through contributions from officers, additional equity funding, and long term financing, which will enable the Company to operate in the coming year.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

January 31, 2003		April 30, 2002
(Unaudited)		(Audited)
ASSETS
CURRENT ASSETS
Cash	$ 70,229	$ 41
Investment in subsidiary (note 6)	1	-
TOTAL ASSETS	$ 70,230	$ 41
LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
CURRENT LIABILITIES
Due to a related party	38,814	6,016
Accounts payable	1,297	13,801
Total Current Liabilities	40,111	19,817
STOCKHOLDERS EQUITY (DEFICIT)
Common stock
200,000,000 shares authorized, at $0.001 par value; 16,559,834 shares issued and outstanding	16,560	10,027
Capital in excess of par value	114,491	35,023
Deficit accumulated during the exploration Stage	(100,932)	(64,826)
Total Stockholders Equity (Deficit)	30,119	(19,776)
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$ 70,230	$ 41

The accompanying notes are an integral part of these unaudited consolidated financial statements

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended January 31, 2003	Three Months Ended January 31, 2002	Nine Months Ended January 31, 2003	Nine Months Ended January 31, 2002	Inception to January 31, 2003
SALES	$ 0	$ 0	$ 0	$ 0	$ 0
GENERAL AND ADMINISTRATIVE EXPENSES:
Accounting	565	950	1,565	2,852	13,915
Bank charges	106	20	154	84	434
Consulting	0	0	0	0	1,000
Edgar filing fees	0	200	0	659	2,083
Geology report	0	0	0	0	1,950
Incorporation costs	0	0	0	0	670
Legal fees	6,500	0	13,859	465	14,324
Management fees	1,500	1,500	4,500	4,500	22,500
Office	164	131	189	836	1,867
Rent	0	900	900	2,700	11,700
Staking fees	5,000	0	5,000	2,902	9,007
Telephone	300	300	600	900	4,200
Transfer agent	542	1,473	737	1,680	6,367
Travel and promotion	8,602	0	8,602	0	10,915
NET LOSS	$ (23,279)	$ (5,474)	$ (36,106)	$ (17,576)	$ (100,932)
NET LOSS PER COMMON SHARE
Basic	$ -	$ -	$ -	$ -	$ -
AVERAGE OUTSTANDING SHARES
Basic	13,293,167	10,026,500	13,293,167	10,026,500

(Diluted loss per share has not been presented as the result is anti-dilutive)
The accompanying notes are an integral part of these unaudited consolidated financial statements

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended January 31, 2003	Three Months Ended January 31, 2002	Nine Months Ended January 31, 2003	Nine Months Ended January 31, 2002	Inception to January 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (23,279)	$ (5,474)	$ (36,106)	$ (17,576)	$ (100,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Donated services	1,800	2,700	6,000	8,100	38,400
Increase in accounts payable	543	2,038	(12,504)	3,673	1,297
Net cash from operations	(20,939)	(736)	(42,610)	(5,803)	(61,235)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuances	65,000	0	80,000	0	92,650
Advance from a related party	11,165	725	32,798	5,860	38,814
Net cash from financing activities	76,165	725	112,798	5,860	131,464
Net Increase (Decrease) in Cash	55,229	(11)	70,188	57	70,229
Cash at Beginning of period	15,000	68	41	0	0
CASH AT END OF PERIOD	$ 70,229	$57	$ 70,229	$57	$ 70,229

The accompanying notes are an integral part of these unaudited consolidated financial statements

QUINCY RESOURCES INC. (and Subsidiary)
 (Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2003
(Unaudited)

1. NATURE OF OPERATIONS AND CONTINUANCE OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on May 5, 1999 with authorized common stock of 200,000,000 shares with $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the exploration stage.

The Company is in the exploration stage and will continue to be in the exploration stage until the Company achieves significant revenues from operations. In an exploration stage company, management devotes most of its activities in acquiring and developing mineral properties. The ability of the Company to emerge from the exploration stage with respect to its planned principal business activity is dependent upon its ability to attain profitable operations. There is no guarantee that the Company will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and the Company may not be able to obtain such financing on terms which are satisfactory to the Company. There is substantial doubt regarding the Companys ability to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Quincy Resources Inc and its wholly-owned subsidiary Atlas Database Corp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Accounting

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

b) Fiscal Year

The Companys fiscal year end is April 30.

c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

QUINCY RESOURCES INC. (and Subsidiary)
 (Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
January 31, 2003

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

d) Income Taxes

On January 31, 2003, the Company had a net operating loss carry forward of $81,605. The tax benefit of $24,481 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The net operating loss carry forward begin to expire in 2014 and will fully expire in 2017.

e) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS no. 128, "Earnings per Share (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive. Loss per share information does not include the effect of any potential common shares, as their effect would be anti-dilutive.

f) Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

g) Interim Financial Statements

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Companys financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future periods.

h) Financial Instruments

The carrying amounts of financial instruments including cash and accounts payable, are considered by management to be their estimated fair values

i) Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at January 31, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
January 31, 2003

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

j) Capitalization of Mining Claim Costs

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred. Costs incurred in proving and developing a property ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value. Expenditures for mine equipment will be capitalized and depreciated over their useful lives.

k) Environmental Requirements

At the report date environmental requirements related to the mineral leases acquired are unknown and therefore an estimate of any future cost cannot be made.

l) Recent Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company does not expect adoption of this standard to have a material effect on the Companys results of operations or financial position.

3. ACQUISITION OF MINERAL LEASES

a) English Township

In July 2001, the Company acquired and staked an undeveloped mineral claim containing 16 units covering 256 hectares located in the Ferrier Creek area of the English Township in the Porcupine mining Division of Ontario, Canada approximately 50 kilometres south of the mining community of Timmins. The Company re-staked the mineral claims on June 13, 2001 and recorded them as follows:

Mineral claim number P1184080 on July 4, 2001; and

Mineral claim numbers P1167077 and P1167078 on July 10, 2001.

The claims are due to expire in the second half of 2003.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
January 31, 2003

b) Silver Bow

In January 2003, the Company optioned 73 unpatented lode mining claims in Nye County, Nevada. The Company must make advanced royalty payments of $165,000 by the fifth anniversary date. The owner maintains a 3% Net Smelter Return (NSR) of which the Company has the right to purchase two thirds of the NSR for $1,500,000 and the final third for an additional $2,000,000.

c) AG

In March 2003, the Company staked 44 lode mining claims in Humboldt County, Nevada.

4. COMMON STOCK

Since inception the Company completed Regulation D offerings of 16,559,834 shares of its capital stock for $92,650. The Company has undertaken a private placement of up to 1,000,000 common shares of the Company, at a price of $0.25 per share.

	Shares	Common Stock $	Capital in Excess of Par Value $	Accumulated Deficit $
Balance April 30, 2002	10,026,500	10,027	35,023	(64,826)
Issuance of common stock for cash @ $0.15	533,334	533	79,467
Issuance of common stock for a subsidiary (note 6)	6,000,000	6,000	(5,999)
Contributions to capital expenses - related parties			6,000
Net loss for the period ended January 31, 2003				(36,106)
	16,559,834	16,560	114,491	(100,932)

Warrants

There are 266,667 common share purchase warrants outstanding to purchase 266,667 common shares at $0.25 per share, these warrants expire between November 30, 2003 to January 10, 2004.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
January 31, 2003

5. RELATED PARTY TRANSACTIONS / BALANCES

The present officer-director of the Company who holds 24.2% of the common stock issued has advanced the sum of $38,814 to the Company, $26,814 through the payment of certain of the Companys expenses and $12,000 through demand loans to the Company which bear 10% simple interest. For the nine month period ended January 31, 2003, $6,000 has been included as donated services from officers and directors of the Company. These services include charges for office rent, telephone charges and management services.

6. PURCHASE ACQUISITION

On January 8, 2003 the Company incorporated Atlas Database Acquisition Corp (subsidiary), for the purpose of acquiring Atlas Database Corp (Atlas). Atlas owned a gold exploration database which the Company wanted to acquire. The Company acquired all of the issued and outstanding shares of Atlas Database Corp. in a tax-free exchange pursuant to an Agreement and Plan of Merger dated January 17, 2003, between Atlas Database Corp. and Atlas Database Acquisition Corp. Pursuant to the terms of the Agreement and Plan of Merger, the subsidiary acquired all the issued and outstanding shares of capital stock of Atlas in exchange for 6,000,000 newly issued shares of the Company. Concurrently with the acquisition, the Subsidiary was merged with and into Atlas. The transaction was recorded as a purchase and as a result no Goodwill was recorded. The share consideration represents 36.23% of the issued and outstanding common shares. No value was assigned to the exchange because a value based upon past expenditures could not be established.

7. SUBSEQUENT EVENT

In April 2003, the Company completed private placements with arms length investors for 192,500 common shares at $0.25 per share for total consideration of $48,125. No warrants were attached these private placements.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should rely only on the information provided or incorporated by reference in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction, in which it is unlawful. The information in this prospectus is current as of the date on the cover.

2,691,584 Shares

Common Stock

QUINCY RESOURCES, INC.

PROSPECTUS

, 2003

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes 78.037 is incorporated herein by this reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ARTICLES AND BYLAWS. The Company's Articles of Incorporation (Article 12) and the Company's Bylaws (Article 11) provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee	$61.90
Printing Expense	to be filed via amendment
Accounting Fees and Expenses	to be filed via amendment
Legal Fees and Expenses	to be filed via amendment
Blue Sky Fees/Expenses	to be filed via amendment
Transfer Agent Fees	to be filed via amendment
Miscellaneous Expenses	to be filed via amendment
TOTAL:	$

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since inception on May 5, 1999, the Registrant has sold the following securities which were not registered under the Securities Act.

On June 17, 1999 we issued to our then President, Adam Smith, 1,000,000 common shares, to our then Secretary and Chief Financial Officer, Gordon Krushnisky, 1,000,000 common shares and to Raymond Miller, a director, 2,000,000 common shares at a price of $0.001 per share for gross consideration of $4,000 cash. These shares were issued in reliance upon the exemption from registration provided by s. 4(2) of the Securities Act. These shares were transferred to our current President, Chief Financial Officer, Secretary and director, Daniel T. Farrell on August 30, 2002, for $4,000. These shares are "restricted securities" as that term is defined in Rule 144. After August 30, 2003 Mr. Farrell can sell, within a three month period, and in accordance with Rule 144, a percentage of these shares based on 1% of our then outstanding common stock. There are "stop transfer" instructions placed against the certificate representing these shares and a legend has been imprinted on the stock certificate.

In July, 1999 we accepted subscriptions from twelve investors in the amount of 6,000,000 shares at a price of $0.001 per share for gross consideration of $6,000 cash. These shares were issued in reliance upon the exemption for registration provided by Rule 504 of Regulation D and a Form D was filed in connection with the issuance of these shares. We have identified that the holders of these securities may be considered "underwriters" by the SEC and have placed "stop transfer" instructions against the certificates representing these shares and a legend has been imprinted on the stock certificates. Eleven of the twelve investors subsequently transferred their securities to eleven purchasers in private transactions. These eleven stockholders have entered into agreements with us pursuant to which we have agreed to register their shares in exchange for their agreement not to sell more than 50,000 of these shares each in the public market in any three month period. We are registering 1,815,000 of these shares pursuant to this prospectus.

On August 15, 1999 we accepted subscriptions from twenty-three investors and issued 26,500 shares at a price of $0.10 per share for gross consideration of $2,650 cash. These shares were issued in reliance upon the exemption for registration provided by Rule 504 of Regulation D and a Form D was filed with the SEC. These shares are not subject to restrictions on transfer.

On November 30, 2002 we accepted subscriptions from two investors and issued 100,000 units at a price of $0.15 per unit for gross consideration of $15,000. Each unit consisted of one share of our common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase an additional share of our common stock until November 30, 2003 at a price of $0.25 per share. These securities were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not U.S. Persons as that term is defined in Regulation S. We are registering the resale of common shares issued as part of the units pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates.

On January 8, 2003 we issued 6,000,000 shares of our common stock to Platoro West Incorporated in exchange for all the issued and outstanding shares of Atlas Database Corp. These shares were issued in reliance upon the exemption from registration provided by s. 4(2) of the Securities Act. These securities are "restricted securities" as that term is defined in Rule 144. After January 8, 2004 Platoro West Incorporated can sell, within a three month period, and in accordance with Rule 144, a percentage of these shares based upon 1% of our then outstanding common stock. There are "stop transfer" instructions placed against the certificate representing these shares and a legend has been imprinted on the stock certificate.

On January 15, 2003 we accepted subscription from three investors and issued 433,333 units at a price of $0.15 per unit for gross consideration of $65,000. Each unit consisted of one share of our common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase an additional share of our common stock until January 15, 2004 at a price of $0.25 per share. These securities were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not U.S. Persons as that term is defined in Regulation S. We are registering the resale of common shares issued as part of the units pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates and a legend has been imprinted on the stock certificates.

On April 2, 2003 we accepted subscriptions from eighty-six investors and issued 192,250 shares at a price of $0.25 per share for gross consideration of $48,062.50. These share were issued in reliance upon the exemptions from registration provided by Rule 504 of Regulation D or Regulation S. We are registering the resale of these shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates and a legend has been imprinted on the stock certificates.

On April 8, 2003 we settled debts totaling $37,000 due to our President through the issuance of 148,000 shares of our common stock at a price of $0.25 per share. These shares were issued in reliance upon the exemption provided by s. 4(2) of the Securities Act. These securities are "restricted securities" as that term is defined in Rule 144. There are "stop transfer" instructions placed against the certificate and a legend has been imprinted on the stock certificate. Pursuant to the terms of the debt settlement, we have agreed to register theses shares pursuant to this prospectus.

On April 9, 2003 we accepted subscriptions from three investors and issued 3,000 shares at a price of $0.25 per share for gross consideration of $750. These share were issued in reliance upon the exemption from registration provided by Rule 504 of Regulation D. These securities are "restricted securities" as that term is defined in Rule 144. We are registering the resale of these shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates and a legend has been imprinted on the stock certificates.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed, unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1* 4.2	Specimen Stock Certificate Warrant Certificate
5.1**	Opinion of Counsel
5.2**	Opinion of Godinho Sinclair Shields
10.1***	Agreement and Plan of Merger dated January 17, 2003 between Quincy Resources Inc., Atlas Database Acquisition Corp., Atlas Database Corp., Platoro West Incorporated and William M. Sheriff
10.2	Silver Bow Property Agreement
21.1	Subsidiary of Quincy Resources Inc.
23.1** 23.2**	Consent of Charles Cleveland, Esq. (included in 5.0) Consent of Godinho Sinclair Shields
23.3 25	Consent of Andersen Andersen & Strong, L.C. Powers of Attorney (contained on signature page of this Registration Statement)

* Incorporated by reference to same exhibit filed with the Companys Form 10SB Registration Statement dated September 8, 2000.

** to be filed via amendment.

***Incorporated by reference to same exhibit filed with the Companys Form 8-K Current Report dated January 17, 2003.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (S 230.424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.  To include any additional or changed material information with respect to the plan of distribution.

2.  For determining liability under the Securities Act to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of , State of , on May 21, 2003.

QUINCY RESOURCES INC.

By: "Daniel T. Farrell"
Daniel T. Farrell,
President, Chief Financial Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appears below constitutes and appoints Daniel T. Farrell, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature) (Title) (Date)	"Daniel T. Farrell" Daniel T. Farrell President and Director May 21, 2003

(Signature) (Title) (Date)	"Thomas Skimming" Thomas Skimming Director May 21, 2003
(Signature) (Title) (Date)	"John Cullen" John Cullen Director May 21, 2003
(Signature) (Title) (Date)	"George Cole" George Cole Director May 21, 2003
(Signature) (Title) (Date)	"William Utterback" William Utterback Director May 21, 2003